Exhibit 10.17

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into on ___________, 2020, effective as of the effective time of the Merger (as defined below) (the “Effective Date”) by and among the Company (as defined below), Shift Platform, Inc. (f/k/a Shift Technologies, Inc.) (“Shift”) and George Arison (the “Executive”), collectively referred to herein as the “Parties.”

WHEREAS, Shift is being merged (the “Merger”) with and into IAC Merger Sub, Inc. pursuant to that certain Merger Agreement dated as of June 29, 2020, by and between Shift Technologies, Inc., Insurance Acquisition Corp. and IAC Merger Sub, Inc. (the “Merger Agreement”), pursuant to which Shift will be the surviving entity and will be a wholly owned subsidiary of Insurance Acquisition Corp.;

WHEREAS, Insurance Acquisition Corp. is being renamed Shift Technologies, Inc. as of the effective time of the Merger (the “Company”) and Shift is being renamed Shift Platform, Inc.;

WHEREAS, the Parties desire to enter into this Agreement to reflect the Executive’s position and role in the Company’s business and to provide for the Executive’s employment by Shift and role with the Company, upon the terms and conditions set forth herein;

WHEREAS, the Executive has agreed to certain confidentiality and non-solicitation covenants contained hereunder, in consideration of the benefits provided to the Executive under this Agreement; and

WHEREAS, this Agreement replaces and supersedes all previous employment agreements or offer letters between the Executive and the Company (and any predecessor thereto).

NOW, THEREFORE, in consideration of the premises and of the mutual promises and covenants contained herein, the Company and the Executive, intending to be legally bound, hereby agree as follows:

1. Employment.

(a)  Term. This Agreement is contingent upon the consummation of the Merger and shall commence on the Effective Date and shall continue until terminated pursuant to the terms of this Agreement (the “Term”).

(b)  Duties. During the Term, the Executive shall continue to be employed by Shift and shall be Shift and the Company’s Co-Chief Executive Officer and shall serve the Company faithfully and to the best of the Executive’s ability. The Executive shall devote the Executive’s full business time, attention, skill and efforts to the performance of the duties required by or appropriate for the Executive’s position with the Company. The Executive shall report to the Board of Directors of the Company (the “Board”) and shall perform such duties commensurate with the Executive’s office as contained in the bylaws of the Company or as the Executive shall reasonably be directed by the Board, including if requested, providing services to any parent, subsidiary or affiliate of the Company (collectively with the Company, the “Company Entities” and each a “Company Entity”). The Executive’s primary work location shall be at the Company’s headquarters (i.e., the primary work location of the senior management team, currently in San Francisco, California), subject to applicable work-from-home policies and mandates and any other reasonable accommodations as may be necessary or appropriate under the totality of the facts and circumstances as are not inconsistent with the Executive’s ability to perform the essential functions of Executive’s employment. In addition, should the Company transition to a materially different location for its headquarters, the Executive shall be permitted, but not required, to work remotely, provided that, (i) such remote work situation shall not materially interfere with the Executive’s ability to perform the Executive’s duties under this Agreement, and (ii) the Executive’s working hours shall be substantially aligned with the working hours of the Shift workforce generally. The Executive shall engage in such reasonable business travel as may be required to perform the Executive’s duties. References to Company throughout this Agreement shall refer to the Company Entities except where the context clearly indicates otherwise.

(c)  Best Efforts. Except for vacation, absences due to temporary illness and absences resulting from Disability (as defined below), the Executive shall devote the Executive’s business time, attention and energies on a full-time basis to the performance of the duties and responsibilities referred to in subsection (b) above. The Executive shall not during the Term be engaged in any other business activity which, in the reasonable judgment of the Board, would conflict with the ability of the Executive to perform the Executive’s duties under this Agreement, whether or not such activity is pursued for gain, profit or other pecuniary advantage. Nothing in this Section shall prevent Executive from engaging in additional activities in connection with personal investments and community affairs, including serving on corporate, civic, or charitable boards, or as a non-employee member of the boards of directors of up to two (2) publicly traded or privately held companies and may continue to serve on any board of which the Executive was a member as of the Effective Date; provided, however, that no such service or activities are materially inconsistent with Executive’s duties under this Agreement.

2.  Base Salary. During the Term, the Company shall pay to the Executive a base salary of $490,000 annually for 2020 through 2021, and $590,000 commencing in 2022, which thereafter shall be subject to review and, at the option of the Board (or the Compensation Committee of the Board to the extent delegated by the Board), subject to increase (such salary, as the same may be increased from time to time as aforesaid, being referred to herein as the “Base Salary”). The Base Salary shall be reviewed on an annual basis for increases in accordance with the review process for senior level executives of the Company. The Base Salary shall be payable in accordance with the Company’s normal payroll practices.

3.  Incentive Compensation.

(a)  Annual Incentive Compensation. For 2020, subject to the Executive’s continued employment with Shift through December 31, 2020, the Executive shall be paid Seventy-Five Thousand Dollars ($75,000) between January 1, 2021 and March 15, 2021 (the “2020 Bonus”). For subsequent periods, subject to the Executive’s continued employment with Shift through December 31 of the applicable performance year, the Executive shall be entitled to participate in an annual bonus program established by the Company with a target annual bonus amount measured as a percentage of the Executive’s Base Salary, which shall be set at not less than two hundred percent (200%) of Executive’s Base Salary in the performance year, subject in all respects to achievement of performance goals to be established by the Board or a subcommittee of the Board with responsibility for remuneration of the Company’s executives (together with the 2020 Bonus, the “Annual Bonus”). Performance goals used for purposes of determining the Executive’s Annual Bonus shall be established by the Board or the relevant subcommittee of the Board in consultation with the Executive. Notwithstanding the forgoing, the Annual Bonus for 2021 shall be determined as set forth in Exhibit A attached hereto, and Exhibit A shall control in the event of any conflict. Any Annual Bonus earned by the Executive shall be paid after the end of the fiscal year to which it relates, at the same time and under the same terms and conditions as other executives of the Company; provided that in no event shall the Executive’s Annual Bonus be paid later than March 15 of the fiscal year following the fiscal year for which it was earned.

(b)  Carve-Out Payment. In addition, the Executive shall be eligible for a bonus equal to $1,750,000 payable in two payments (the “Carve-Out Payment”) as follows:

(i)  Subject to the Executive’s continued employment with Shift through the Merger, the Company shall pay the Executive, within three (3) Business Days of the Merger, a percentage of the Executive’s total Carve-Out Payment determined by multiplying the Executive’s completed months of service with the Company, measured from the Executive’s date of hire through the date of the Merger by 2.0833% (but no greater than 100%); and

(ii)  Subject to the Executive’s continued employment with Shift through the first (1st) anniversary of the Merger, the Company shall pay the remaining balance of the Executive’s total Carve-Out Payment, if any, without interest, on the first payroll date following the first (1st) anniversary of the Merger.

(c)  Long-Term Incentive Compensation.

(i)  The Executive shall be eligible to participate in all equity compensation plans and programs in place at the Company and shall receive such grants as may be provided from time to time by the Company to its officers. Any equity awards made by the Company to the Executive shall be subject to the terms and conditions set forth in the Company’s equity compensation plan and form of grant agreement, as may be amended from time to time. Notwithstanding the forgoing, the Executive shall be awarded an equity grant (the “2020 Equity Grant”) substantially in the form attached hereto as Exhibit B within five (5) Business Days following the date that a Securities and Exchange Commission Registration Statement on Form S-8 (the “Form S-8”) with respect to the Company’s 2020 Omnibus Equity Compensation Plan becomes effective; provided that the Company shall use commercially reasonable best efforts to timely file the Form S-8 as soon as practicable under applicable law. Notwithstanding the forgoing, the Company’s obligation to grant the 2020 Equity Grant is contingent upon (i) the consummation of the Merger, (ii) approval of the Company’s 2020 Omnibus Equity Compensation Plan by the shareholders of the Company, and (iii) the Form S-8 becoming effective.

(ii)  Subject to Executive’s continued employment, all outstanding equity awards made pursuant to the Shift 2014 Stock Incentive Plan (including for the avoidance of doubt, any outstanding performance portion thereof) (the “Legacy Equity Awards”), shall fully vest as of March 31, 2021.

4.  Benefits. During the Term, the Executive shall be eligible to participate in certain retirement and welfare benefit plans and programs made available to the Company’s executives as a group, as such retirement and welfare plans may be in effect from time to time and subject to the eligibility requirements of such plans. Except as expressly provided for herein, nothing in this Agreement shall prevent the Company from amending or terminating any incentive, equity compensation, retirement, welfare or other employee benefit plans, programs, policies or perquisites from time to time as the Company deems appropriate.

5.  Paid Time Off. During the Term, the Executive shall be entitled to paid time off (vacation, holiday, and sick leave), in accordance with the Company’s policies; provided, however, that the Executive may take five (5) weeks of paid time off annually.

6.  Reimbursement of Expenses. During the Term, the Company shall reimburse the Executive, in accordance with the policies and practices of the Company in effect from time to time, for all reasonable and necessary traveling expenses and other disbursements incurred by the Executive for or on behalf of the Company in connection with the performance of the Executive’s duties hereunder upon presentation by the Executive to the Company of appropriate documentation therefore.

7.  Indemnification. Executive, as an officer and/or director, shall be entitled to indemnification from the Company to the fullest extent permitted by applicable Delaware law. This indemnification shall include Executive's right to request the Company to advance to Executive his reasonable attorneys' fees and expenses as such fees and expenses are incurred (subject to an undertaking by Executive to repay such advances if it is ultimately determined that Executive is not entitled to be indemnified by the Company as authorized under applicable law). No amendment, modification or repeal of the indemnity provisions in the governing documents of the Company shall have the effect of limiting or denying any such rights with respect to actions taken or proceedings arising prior to any amendment, modification or repeal. The rights in this section shall not be exclusive of any other right that Executive may have or hereafter acquire with respect to indemnification and advancement and payment of expenses.

8.  Termination without Cause; Resignation for Good Reason. If the Executive’s employment is terminated by the Company without Cause (as defined below), other than due to Disability, or by the Executive for Good Reason (as defined below), the provisions of this Section 8 shall apply.

(a)  The Company may terminate the Executive’s employment with Shift at any time without Cause with prior written notice to the Executive and the Executive may resign for Good Reason (as defined below).

(b)  Unless the Executive complies with the Release Requirement (as defined below), no other payments or benefits shall be due under this Agreement to the Executive, but the Executive shall be entitled to any amounts earned, accrued and owing, but not yet paid under Section 2, any benefits accrued and due in accordance with the terms of any applicable benefit plans and programs of the Company and payment of any Carve-Out Payment not previously paid (which shall be paid at the time provided for in Section 3(b)) (the “Accrued Obligations”).

(c)  Notwithstanding the provisions of Section 8(b), upon termination under Section 8(a) above, subject to the Release Requirement, and so long as the Executive continues to comply with the provisions of Section 16 below, in addition to the Accrued Obligations, the Executive shall be entitled to receive the following:

(i)  Continuation of the Executive’s Base Salary for twelve (12) months (the “Severance Term”), at the rate in effect for the year in which the Executive’s date of termination occurs (but no less than the amount scheduled to be in effect when a payment is made pursuant to Section 2), which amount shall be paid in regular payroll installments over the applicable period following the Executive’s termination date;

(ii)  A prorated Annual Bonus for the year in which the Executive’s termination of employment occurs, which shall be determined by multiplying the Executive’s Annual Bonus, determined based on actual performance of Company goals, without negative discretion, and provided that any personal goals shall be considered to be fulfilled, by a fraction, the numerator of which is the number of days during which the Executive was employed by the Company in the year in which the termination date occurs and the denominator of which is 365. The prorated Annual Bonus, if any, shall be paid at the same time as bonuses are paid to other employees of the Company, but not later than March 15 of the fiscal year following the fiscal year for which it was earned;

(iii)  Any unpaid Carve-Out Payments, paid at the time set forth in Section 3(b);

(iv)  The vesting of all then-outstanding Legacy Equity Awards. For the avoidance of doubt, such vesting shall be delayed to account for the Release Requirement and during such delay, such Legacy Equity Awards shall not be cancelled pending the fulfillment of the Release Requirement; and

(d)  If the Executive timely and properly elects health continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), then continued health (including hospitalization, medical, dental, vision etc.) insurance coverage substantially similar in all material respects as the coverage provided to the Company’s then other active senior executives for twelve (12) months; provided that the Executive shall pay an amount equal to the amount active employees pay for such coverage as of the date of the Executive’s termination (the “Monthly COBRA Costs”) and the period of COBRA health care continuation coverage provided under section 4980B of the Internal Revenue Code, as amended and the regulations and guidance promulgated thereunder (the “Code”) shall run concurrently with the period; provided further that, notwithstanding the foregoing, the amount of any benefits provided by this Section 8(d) shall be reduced or eliminated to the extent the Executive becomes entitled to duplicative benefits by virtue of the Executive’s subsequent or other employment. The Executive acknowledges that the payments pursuant to this Section 8(d) are taxable and subject to applicable withholding and payroll taxes.

9.  Voluntary Termination. The Executive may voluntarily terminate the Executive’s employment for any reason or no reason, with prior written notice. In such event (other than a resignation with Good Reason), after the effective date of such termination, no payments shall be due under this Agreement, except that the Executive shall be entitled to the Accrued Obligations, except that, to the extent such voluntary resignation (without Good Reason) is approved in advance by action of the Board, subject to the Release Requirement, any then-outstanding Legacy Equity Awards shall continue to vest in accordance with its schedule. For the avoidance of doubt, such vesting shall be delayed to account for the Release Requirement and during such delay, such Legacy Equity Awards shall not be cancelled pending the fulfillment of the Release Requirement.

10.  [Reserved].

11.  Death; Disability. If the Executive’s employment is terminated by the Company by reason of death or, subject to the requirements of applicable law, Disability (as defined below), upon the Executive’s date of termination or death, no payments shall be due under this Agreement, except that the Executive (or in the event of the Executive’s death, the Executive’s executor, legal representative, administrator or designated beneficiary, as applicable), shall be entitled to the Accrued Obligations, including any unpaid Carve-Out Payments. Subject to the Release Requirement, the Executive (or the Executive’s legal representative) shall be entitled to:

(i)  Any unpaid Carve-Out Payments, paid at the time set forth in Section 3(b); and

(ii)  The vesting of all then-outstanding Legacy Equity Awards. For the avoidance of doubt, such vesting shall be delayed to account for the Release Requirement and during such delay, such Legacy Equity Awards shall not be cancelled pending the fulfillment of the Release Requirement.

12.  Cause. The Company may terminate the Executive’s employment at any time for Cause upon written notice to the Executive, in which event all payments under this Agreement shall cease, except for the Accrued Obligations.

13.  Change in Control.

(a)  Legacy Equity. Immediately prior to a Change in Control (as defined below), any then-outstanding Legacy Equity Awards shall vest.

(b)  Application of Section 280G. If any of the payments or benefits received or to be received by the Executive (including, without limitation, any payment or benefits received in connection with a Change in Control or the Executive’s termination of employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement, or otherwise) (all such payments collectively referred to herein as the “280G Payment”) constitute “parachute payments” within the meaning of Code Section 280G and will be subject to the excise tax imposed under Code Section 4999 (the “Excise Tax”), then the 280G Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (i) the largest portion of the 280G Payment that would result in no portion of the 280G Payment being subject to the Excise Tax, or (ii) the largest portion of the 280G Payment, up to and including the total 280G Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes and the Excise Tax (all computed at the highest applicable marginal rate), results in the Executive’s receipt, on an after-tax basis, of the greater amount of the 280G Payment, notwithstanding that all or some portion of the 280G Payment may be subject to the Excise Tax. In making the determination described above, the Company, in its sole and absolute discretion, shall make a reasonable determination of the value to be assigned to any restrictive covenants in effect for the Executive, and the amount of the 280G Payment shall be reduced by the value of those restrictive covenants to the extent consistent with Code Section 280G. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the 280G Payment equals the Reduced Amount, the amounts payable or benefits to be provided to the Executive shall be reduced such that the economic loss to the Executive as a result of the “parachute payment” elimination is minimized. In applying this principle, the reduction shall be made in a manner consistent with the requirements of Code Section 409A and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero. All determinations to be made under this Section 13 shall be made by an independent accounting firm, consulting firm or other independent service provider selected by the Company immediately prior to the Change in Control (the “Firm”), which shall provide its determinations and any supporting calculations both to the Company and the Executive within ten (10) days of the Change in Control. Any such determination by the Firm shall be binding upon the Company and the Executive. All of the fees and expenses of the Firm in performing the determinations referred to in this Section 13 shall be borne solely by the Company.

14.  Definitions.

(a)  Cause. For purposes of this Agreement, “Cause” shall mean the Executive’s action, or failure to act, during the Executive’s employment with the Company that is determined to constitute any of the following: (i) performance of any act or failure to perform any act in bad faith and to the detriment of any Company Entities; (ii) dishonesty, intentional misconduct or material breach of any agreement with any Company Entity; or (iii) commission of a crime involving dishonesty, breach of trust, or physical or emotional harm to any person. Prior to any termination for Cause pursuant to each such event listed in (i) or (ii) above, to the extent such event(s) is capable of being cured by the Executive, the Company shall give the Executive written notice thereof describing in reasonable detail the circumstances constituting Cause and the Executive shall have the opportunity to remedy same within thirty (30) days after receiving written notice.

(b)  Change in Control. For purposes of this Agreement, a “Change in Control” shall have the same meaning ascribed to such term under the Company’s 2020 Omnibus Equity Compensation Plan, as in effect on the date hereof and as may be amended from time to time, or such successor plan.

(c)  Disability. For purposes of this Agreement, “Disability” shall mean the Executive has been unable to perform the essential functions of the Executive’s position with the Company, either with or without a reasonable accommodation, by reason of physical or mental incapacity for a period of six consecutive months, subject to any obligations or limitations imposed by federal, state or local laws, including any duty to accommodate Executive under the federal Americans with Disabilities Act or applicable state law.

(d)  Good Reason. For purposes of this Agreement, “Good Reason” shall mean the occurrence of one or more of the following, without the Executive’s consent: (i) material diminution of the Executive’s authority, duties or responsibilities; (ii) a material diminution in the Executive’s compensation as set forth in Sections 2 and 3(a) hereof; (iii) a change in the Executive’s reporting obligations so that the Executive must report to someone other than the Board; or (v) any action or inaction that constitutes a material breach by the Company of a material provision of this Agreement. The Executive must provide written notice of termination for Good Reason to the Company within sixty (60) days after the event constituting Good Reason first occurs, which notice shall state such Good Reason in reasonable detail. The Company shall have a period of thirty (30) days in which it may correct the act or failure to act that constitutes the grounds for Good Reason as set forth in the Executive’s notice of termination. If the Company does not correct the act or failure to act, the Executive must terminate the Executive’s employment for Good Reason within sixty (60) days after the end of the cure period, in order for the termination to be considered a Good Reason termination.

(e)  Release Requirement. Notwithstanding anything herein to the contrary, the Executive shall not be entitled to receive any payment that is subject to the requirements of this Section 14(e) (the “Release Requirement”) unless, in each case, the Executive (or the Executive's legal representative) has executed and delivered to the Company a general release in the form attached hereto as Exhibit C (subject to updates for changes in law and facts, as reasonably determined by the Company) (the “General Release”), which General Release shall be in full force and effect (and no longer subject to revocation) within sixty (60) calendar days after the Executive's termination of employment (the “Release Effective Date”). To the extent that any payment subject to the Release Requirement is deferred compensation under Section 409A that is not otherwise exempt from the application of Section 409A, and if the sixty (60) calendar day period referenced in the preceding sentence spans two calendar years, then, solely to the extent necessary to avoid the incurrence of adverse personal tax consequences under Section 409A, the payment of such amount will not occur until the second calendar year.

15.  Representations, Warranties and Covenants of the Executive.

(a)  Restrictions. The Executive represents and warrants to the Company that:

(i)  There are no restrictions, agreements or understandings whatsoever to which the Executive is a party which would prevent or make unlawful the Executive’s execution of this Agreement or the Executive’s employment hereunder, which is or would be inconsistent or in conflict with this Agreement or the Executive’s employment hereunder, or would prevent, limit or impair in any way the performance by the Executive of the obligations hereunder; and

(ii)  The Executive has disclosed to the Company all restraints, confidentiality commitments, and other employment restrictions that the Executive has with any other employer, person or entity.

(b)  Obligations to Former Employers. The Executive covenants that in connection with the Executive’s provision of services to the Company, the Executive shall not breach any obligation (legal, statutory, contractual, or otherwise) to any former employer or other person, including, but not limited to, obligations relating to confidentiality and proprietary rights.

(c)  Obligations upon Termination. Upon and after the Executive’s termination or cessation of employment with the Company and until such time as no obligations of the Executive to the Company hereunder exist, the Executive shall (i) provide a complete copy of this Agreement to any person, entity or association which the Executive proposes to be employed, affiliated, engaged, associated or to establish any business or remunerative relationship prior to the commencement of any such relationship and (ii) shall notify the Company of the name and address of any such person, entity or association prior to the commencement of such relationship.

16.  Restrictive Covenants.

(a)  Non-Solicitation. In consideration of the promises contained herein and the consideration to be received by the Executive hereunder (including, without limitation, the potential compensation described in Sections 8, 9, 11 and 13, if any), without the prior written consent of the Company, during the Term (and except for the benefit of the Company Entities) and for a period of twelve (12) months immediately following the Executive’s separation from the Company, however caused, the Executive shall not, directly or indirectly, either for or on behalf of himself or any other person or entity, solicit or induce or attempt to solicit or induce any employee, consultant or independent contractor of any Company Entity, to discontinue employment or engagement with such Company Entity; or otherwise interfere or attempt to interfere with the relationships between the any Company Entity, and their employees, consultants, or independent contractors. This provision does not apply to any employee or contractor who responds to a general advertisement not targeted at any specific employees or contractors of any Company Entity or to any employee or contractor who independently seeks employment with the Executive’s subsequent employer through no solicitation or contact by the Executive.

(b)  Non-Disparagement. The Executive shall not disparage the Company Entities or their respective officers, directors, investors, employees, and affiliates or make any public statement reflecting negatively on the Company Entities or their respective officers, directors, investors, employees, and affiliates, including (without limitation) any matters relating to the operation or management of the Company Entities, irrespective of the truthfulness or falsity of such statement. The Company shall instruct and take all reasonable steps to cause its officers and members of the Board not to disparage the Executive on any matters relating to the Executive’s services to the Company Entities, business, professional or personal reputation or standing in the Company’s industry, irrespective of the truthfulness or falsity of such statement. Nothing in the section shall prohibit the Parties from testifying truthfully in any forum or to any governmental agency.

(c)  Proprietary Information. At all times the Executive shall hold in strictest confidence and will not disclose, use, lecture upon or publish any Proprietary Information (defined below) of the Company Entities, except as such disclosure, use or publication may be required in connection with the Executive’s work for the Company Entities, or unless the Company expressly authorizes such disclosure in writing or it is required by law or in a judicial or administrative proceeding in which event the Executive shall promptly notify the Company of the required disclosure and assist the Company if a determination is made to resist the disclosure. For purposes of this Section 16(c), “Proprietary Information” shall mean any and all confidential and/or proprietary knowledge, data or information of the Company or its respective affiliated entities, including (without limitation) any information relating to financial matters, investments, budgets, business plans, marketing plans, personnel matters, business contacts, products, processes, know-how, designs, methods, improvements, discoveries, inventions, ideas, data, programs, and other works of authorship; provided, that it shall not include any information that is known to the Company to be publicly available.

(d)  Invention Assignment.

(i)  Company Ownership. Executive acknowledges and agrees that the Company owns, and has all rights, title and interests in and to, the Company Property (as defined below). To the extent that any Company Property is capable of protection by copyright as a work made for hire, such Company Property is a work made for hire, as defined in the United States Copyright Act (17 U.S.C. Section 101), and ownership of all copyrights worldwide (including all renewals and extensions) therein vests in the Company from the time of creation. To the extent not already vested in or assigned to the Company, Executive agrees to and does hereby irrevocably assign, transfer and grant to the Company, its successors and assigns, all rights, title and interests in and to any and all Company Property, free and clear of all liens and encumbrances, and without further consideration. The Company, and its successors and assigns, accept all such rights, title and interests. To the extent Executive retains any Moral Rights (as defined below), Executive hereby irrevocably waives, to the extent permitted by applicable law, such Moral Rights (and any claims for such rights) as may have existed in the past, exist now or come into existence in the future.

(ii)  “Work Product” means any and all discoveries, inventions, concepts, formulas, ideas, confidential or proprietary information, know-how, trade secrets, techniques, technologies, research, development, prototypes, designs, engineering and manufacturing information, processes, products, services, methods, systems, improvements, modifications, derivative works, specifications, requirements, data, parameters, drawings, reports, hardware, algorithms, flow charts, software (including all programs, code, firmware, source code, object code, executable code and related documentation), works of authorship, proposals, customer, sales, marketing, and purchasing information, other information and materials, and any and all tangible embodiments of any of the foregoing (in each case whether or not technical, business or financial, and whether or not patentable, copyrightable or registerable) that may be, are, have been, or were created, conceived, reduced to practice, prepared, contributed, developed or learned by Executive, either alone or jointly with others, resulting from or in the course of employment with the Company Entities. For purposes of clarity and avoidance of doubt, Work Product shall not include any of the above to the extent developed in the course of the Executive’s provision of services as a member of the board of directors of another company as permitted pursuant to Section 1(c).

(iii)  “Company Property” means any and all Work Product as well as any and all trade secrets, trademarks, service marks, associated goodwill, patents (including utility models, utility patents and design patents), copyrights, design rights, economic rights, mask works, database rights, the right of priority, publicity rights, privacy rights, shop rights, and all other intellectual property or proprietary rights in and to the Work Product, in any jurisdictions throughout the worldwide, whether registered or unregistered, whether published or not published, including all applications, including all registrations, certificates, governmental grants, and renewals for any of the foregoing, and including all rights to claim priority, file applications, and obtain grants, renewals and extensions in connection with any of the foregoing, all rights to assert, defend and recover title in connection with any of the foregoing, and all rights to sue and recover for any past, present and future infringement, misappropriation, violation, injunctive relief, damages, lost profits, royalties, and payments in connection with any of the foregoing, in each case, as may have existed in the past, exist now, or come into existence in the future throughout the world. To the fullest extent allowed by law, the Company Property includes any and all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like in and to the Work Product (the “Moral Rights”).

(iv)  Prior Materials. If the Executive utilizes or incorporates any Prior Materials (as defined below) in connection with or into any Company Property or any business, operation, products or services of any of the Company or the Company Entities, (i) the Executive shall inform the Company of such utilization or incorporation, in writing, in advance of such utilization or incorporation, and (ii) whether or not the Executive complies with the foregoing provision, to the maximum extent permitted by applicable law, the Company and the Company Entities are hereby granted a nonexclusive, fully-paid up, royalty-free, perpetual, irrevocable, worldwide license (including the right to sublicense for multiple tiers) under the Prior Materials and all intellectual property rights therein to use, execute, reproduce, transmit, display, perform, prepare derivative works based upon and distribute (internally and externally) copies of any and all Prior Materials and derivative works thereof, to use, make, sell, offer to sell, import and export any and all products, methods and services, and to perform any and all activities that may constitute direct or indirect infringement of any of the intellectual property rights in the Prior Materials. “Prior Materials” means any and all inventions, improvements, developments, formulas, procedures, methods, processes, techniques, concepts, discoveries, works of authorship and other information and materials owned by the Executive or in which the Executive has an interest, including listed on Exhibit D. Executive shall provide Exhibit D, to be attached to this Agreement no later than November 30, 2020.

(v)  Further Assistance. The Executive will deliver promptly to the Company or its designee (without charge to the Company but at the expense of the Company) such written instruments and do such other acts as may be necessary to preserve the property rights, to obtain, maintain and enforce applications and registrations, and to effect or perfect the rights and ownership of the Company, its successors, and assigns in connection with any Company Property, including (i) executing assignments, declarations, powers of attorney and other documents related to any Company Property, (ii) rendering assistance in making, filing, prosecuting, maintaining and registering applications related to any Company Property, and (iii) rendering assistance in connection with defending and enforcing any Company Property. The Executive hereby irrevocably designates and appoints the Company, its successors and assigns and their designees, as Executive’s agent and attorney-in-fact, with full power of substitution and revocation, to act for and on behalf of the Executive, to execute, verify and file any such document and to do all other lawfully permitted acts to further the purposes of Section, with the same force and effect as if the Executive had signed the documents or taken those actions itself.

(vi)  Records. The Executive agrees to keep accurate, complete and timely records of all Work Product. The Executive agrees to promptly and fully disclose and describe all Company Property in writing to the Company.

(vii)  Exclusions. The Executive understands and acknowledges that the Executive has been advised, pursuant to Section 2872 of the California Labor Code, that the provisions of this Agreement requiring the assignment of inventions do not apply to any invention that qualifies fully under Section 2870 of the California Labor Code, which provides:

“(a)	Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1)	Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2)	Result from any work performed by the employee for the employer.”

(e)  Return of Property. Upon termination of the Executive’s employment with the Company for any reason, voluntarily or involuntarily, and at any earlier time the Company requests, the Executive will deliver to the person designated by the Company all originals and copies of all documents and property of the Company in the Executive’s possession, under the Executive’s control or to which the Executive may have access. The Executive will not reproduce or appropriate for the Executive’s own use, or for the use of others, any property, Proprietary Information or Work Product.

(f)  Permitted Conduct. Notwithstanding the foregoing restrictions, nothing in this Agreement shall (i) prohibit the Executive from owning a five (5%) percent or smaller interest in any corporation required to file period reports with the United States Securities and Exchange Commission, so long as the Executive performs no services or lends any assistance to such corporation during the Term; (ii) deny the Executive the right to disclose information about unlawful acts in the workplace, including, but not limited to, sexual harassment; (iii) prohibit the Executive from providing information to, or testifying or otherwise assisting in any investigation or proceeding brought by, any federal or state regulatory or law enforcement agency or legislative body, or any self-regulatory organization or filing, testifying, participating in, or otherwise assisting in a proceeding relating to an alleged violation of any federal, state, or municipal law relating to fraud, whistleblowing or any rule or regulation of the Securities and Exchange Commission or other self-regulatory organization; (iv) prohibit the Executive from filing an administrative charge with the Equal Employment Opportunity Commission (“EEOC”) and/or participating in an investigation by the EEOC; (v) prohibit the Executive from making any disclosure of information required by process of law; or (vi) pursuant to the Defend Trade Secrets Act of 2016, prevent the Executive from disclosing trade secrets where the disclosure is made: (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; (y) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; or (z) to an attorney for use in a court proceeding in connection with a lawsuit against the employer for retaliation for reporting a suspected violation of law if the information is filed under seal and not disclosed except pursuant to court order.1

1 18 U.S.C. § 1833(b)(1)-(2).

17.  Miscellaneous Provisions.

(a)  Entire Agreement; Amendments.

(i)  This Agreement and the other agreements referred to herein contain the entire agreement between the Parties hereto and supersede any and all prior agreements and understandings concerning the Executive’s employment by the Company.

(ii)  This Agreement shall not be altered or otherwise amended, except pursuant to an instrument in writing signed by each of the Parties hereto.

(b)  Descriptive Headings. Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provisions of this Agreement. When the context admits or requires, words used in the masculine gender shall be construed to include the feminine, the plural shall include the singular, and the singular shall include the plural.

(c)  Notices. All notices or other communications pursuant to this Agreement shall be in writing and shall be deemed to be sufficient if delivered personally, telecopied, sent by nationally-recognized, overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the Parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(i)  if to the Company, to:

General Counsel

Shift Technologies, Inc.

2525 16th Street, Suite 316, San Francisco, CA 94103

(650) 246-9966

amandab@shift.com

with a copy to:

Matthew J. Renaud

Jenner & Block LLP

353 N. Clark Street, Chicago, IL 60654

(312) 923-2958

MRenaud@jenner.com

(ii)  if to the Executive, to the address in the Company’s personnel records.

All such notices and other communications shall be deemed to have been delivered and received (A) in the case of personal delivery, on the date of such delivery, (B) in the case of delivery by telecopy, on the date of such delivery, (C) in the case of delivery by nationally-recognized, overnight courier, on the Business Day following dispatch, and (D) in the case of mailing, on the third Business Day following such mailing. As used herein, “Business Day” shall mean any day that is not a Saturday, Sunday or a day on which banking institutions in the state of California are not required to be open.

(d)  Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. This Agreement may be executed and delivered by facsimile.

(e)  Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the state of California applicable to contracts made and performed wholly therein without regard to rules governing conflicts of law, provided that, the parties agree that the definition of a Change in Control shall be governed by Delaware law.

(f)  Non-Exclusivity of Rights; Resignation from Boards; Clawback.

(i)  Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in or rights under any benefit, bonus, incentive or other plan or program provided by the Company and for which the Executive may qualify; provided, however, the Executive hereby waives the Executive’s right to receive payments under any severance plan or similar program applicable to employees of the Company.

(ii)  Except as otherwise determined by the Board, if the Executive’s employment with the Company terminates for any reason, the Executive shall immediately resign from all boards of directors of the Company Entities, and any other entities for which the Executive serves as a representative of the Company and any committees thereof, provided that, prior to Executive’s termination of employment, the Executive may petition the Board in writing for the Board to waive Executive’s required resignation from the Board following Executive’s termination. The Board will take formal action on such petition within 10 Business Days of its receipt thereof.

(iii)  The Executive agrees that the Executive will be subject to any compensation clawback, recoupment and anti-hedging policies that may be applicable to the Executive as an executive of the Company, as in effect from time to time and as approved by the Board or a duly authorized committee thereof.

(g)  Benefits of Agreement; Assignment. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and assigns of the Parties hereto, except that the duties and responsibilities of the Executive under this Agreement are of a personal nature and shall not be assignable or delegable in whole or in part by the Executive. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, within fifteen (15) days of such succession, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform if no such succession had taken place and the Executive acknowledges that in such event the obligations of the Executive hereunder, including but not limited to those under Sections 15 or 16, will continue to apply in favor of the successor. Without limitation, the Company may move the Executive’s employment from Shift to the Company, or another Company Entity at which other officers of the Company are employed.

(h)  Waiver of Breach. No delay or omission by a party in exercising any right, remedy or power under this Agreement or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by such party from time to time and as often as may be deemed expedient or necessary by such party in its sole discretion.

(i)  Severability. In the event that any provision of this Agreement is determined to be partially or wholly invalid, illegal or unenforceable in any jurisdiction, then such provision shall, as to such jurisdiction, be modified or restricted to the extent necessary to make such provision valid, binding and enforceable, or if such provision cannot be modified or restricted, then such provision shall, as to such jurisdiction, be deemed to be excised from this Agreement; provided, however, that the binding effect and enforceability of the remaining provisions of this Agreement, to the extent the economic benefits conferred upon the Parties by virtue of this Agreement remain substantially unimpaired, shall not be affected or impaired in any manner, and any such invalidity, illegality or unenforceability with respect to such provisions shall not invalidate or render unenforceable such provision in any other jurisdiction.

(j)  Remedies. All remedies hereunder are cumulative, are in addition to any other remedies provided for by law and may, to the extent permitted by law, be exercised concurrently or separately, and the exercise of any one remedy shall not be deemed to be an election of such remedy or to preclude the exercise of any other remedy. The Executive acknowledges that in the event of a breach of any of the Executive’s covenants contained in Sections 15 or 16, the Company shall be entitled to immediate relief enjoining such violations in any court or before any judicial body having jurisdiction over such a claim.

(k)  Survival. The respective rights and obligations of the Parties hereunder shall survive the termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

(l)  Jurisdiction. Each of the Parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any California state court or federal court of the United States of America sitting in the state of California, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any related agreement or for recognition or enforcement of any judgment. Each of the Parties hereto hereby irrevocably and unconditionally agrees that jurisdiction and venue in such courts would be proper, and hereby waive any objection that such courts are an improper or inconvenient forum. Each of the Parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the Parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any related agreement in any California state or federal court. Each of the Parties hereto irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(m)  Withholding. All payments under this Agreement shall be made subject to applicable tax withholding, and the Company shall withhold from any payments under this Agreement all federal, state and local taxes as the Company is required to withhold pursuant to any law or governmental rule or regulation. The Executive shall bear all expense of, and be solely responsible for, all federal, state and local taxes due with respect to any payment received under this Agreement.

(n)  Compliance with Section 409A of the Code.

(i)  This Agreement is intended to comply with Section 409A of the Code and its corresponding regulations, to the extent applicable. Severance benefits under the Agreement are intended to be exempt from Section 409A of the Code under the “short term deferral” exemption, to the maximum extent applicable, and then under the “separation pay” exemption, to the maximum extent applicable. Notwithstanding anything in this Agreement to the contrary, payments may only be made under this Agreement upon an event and in a manner permitted by Section 409A of the Code, to the extent applicable. As used in the Agreement, the term “termination of employment” shall mean the Executive’s separation from service with the Company within the meaning of Section 409A of the Code and the regulations promulgated thereunder. In no event may the Executive, directly or indirectly, designate the calendar year of a payment. For purposes of Section 409A of the Code, each payment hereunder shall be treated as a separate payment and the right to a series of payments shall be treated as the right to a series of separate payments. All reimbursements and in-kind benefits provided under the Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code. Notwithstanding any provision of this Agreement to the contrary, in no event shall the timing of the Executive’s execution of the Release, directly or indirectly, result in the Executive designating the calendar year of payment, and if a payment that is subject to execution of the Release could be made in more than one taxable year, payment shall be made in the later taxable year.

(ii)  Notwithstanding anything herein to the contrary, if, at the time of the Executive’s termination of employment with the Company, the Company has securities which are publicly traded on an established securities market and the Executive is a “specified employee” (as such term is defined in section 409A of the Code) and it is necessary to postpone the commencement of any payments or benefits otherwise payable under this Agreement as a result of such termination of employment to prevent any accelerated or additional tax under section 409A of the Code, then the Company will postpone the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the Executive) that are not otherwise paid within the ‘short-term deferral exception’ under Treas. Reg. §1.409A-1(b)(4), and the ‘separation pay exception’ under Treas. Reg. §1.409A-1(b)(9)(iii), until the first payroll date that occurs after the date that is six months following the Executive’s “separation of service” (as such term is defined under code section 409A of the Code) with the Company. If any payments are postponed due to such requirements, such postponed amounts will be paid in a lump sum to the Executive on the first payroll date that occurs after the date that is six months following Executive’s separation of service with the Company. If the Executive dies during the postponement period prior to the payment of postponed amount, the amounts withheld on account of section 409A of the Code shall be paid to the personal representative of the Executive’s estate within sixty (60) days after the date of the Executive’s death.

(o)  Attorneys’ Fees. The Company shall reimburse Executive for his reasonable legal fees incurred in connection with review of and revisions to this Agreement, in an amount not to exceed Seven Thousand Five Hundred dollars ($7,500).

[Signature page follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date and year first above written.

SHIFT TECHNOLOGIES, INC.

By:
Name:
Title:

SHIFT PLATFORM, INC.

By:
Name:
Title:

EXECUTIVE

By:
Name: George Arison

Exhibit A

2021 Annual Bonus Program

The following terms and conditions shall govern the Annual Bonus of the Executive for the performance year of 2021, which Annual Bonus will be paid in accordance with Section 3(a) of the Employment Agreement in 2022.

Subject to the Executive’s continued employment with Shift through the date the 2021 Annual Bonus is paid, the Executive shall be eligible for an Annual Bonus of:

●	200% of the Executive’s 2021 Annual Salary if the Company (on a consolidated basis) meets the performance goals for 2021 to be established by the Company’s Compensation Committee for senior executives of the Company, based on the Company’s 2021 budget as approved by the Board. The Compensation Committee shall determine such performance goals no later than December 31, 2020 following consultation with the Co-CEOs.

●	An additional 100% of Executive’s 2021 Annual Salary if the Company (on a consolidated basis) meets the performance goals for 2021 to be established by the Company’s Compensation Committee, based on stretch goals when compared to the Company’s 2021 annual budget as approved by the Board. The Compensation Committee shall determine such performance goals no later than December 31, 2020 following consultation with the Co-CEOs.

Exhibit B

Form of Award pursuant to the

Company’s 2020 Omnibus Equity Compensation Plan

[Attached]

Exhibit C

Form of Release

[Attached]

Release Agreement

This Release Agreement (the “Agreement”), by and between Shift Technologies, Inc. (the “Company”) and George Arison (“You” or “Your”) (the Company and You collectively referred to as the “Parties”) is entered into and effective as of _____________ (the “Effective Date”). You and the Company previously entered into that certain Employment Agreement, dated as of _________________, as amended from time to time (the “Employment Agreement”).

1.  Separation Date; Accrued Obligations. The Parties acknowledge and agree that Your employment with the Company terminated effective as of ________________ (the “Separation Date”). The Company will pay You all Accrued Obligations (as defined in the Employment Agreement), as provided in Section 8(b) of the Employment Agreement.

2.  Separation Payments. Provided that You satisfy the conditions of this Agreement, including the return of all Company property, and do not revoke this Agreement, the Company shall pay [DESCRIBE APPLICABLE BENEFITS] in accordance with Section [__] of the Employment Agreement, which together with Sections [15(c), 16, and 17] of the Employment Agreement, are incorporated herein (the “Separation Payments”). Notwithstanding the foregoing, in the event of a material, uncured breach of this Agreement, You acknowledge and agree that: (a) the Company shall have the right, upon five (5) days’ notice to You, to file a lawsuit against You to recover ninety-five percent (95%) of the Separation Payments, as such amount is not deemed earned absent Your compliance with this Agreement; and (b) the remaining five percent (5%) of the Separation Payments shall constitute full and complete consideration sufficient to support enforcement of this Agreement against You, including, but not limited to, enforcement of Your release of claims set forth below.

3.  Employee Benefits; Equity Awards. Because You are no longer employed, Your rights to any particular employee benefit shall be governed by applicable law and the terms and provisions of the Company’s various employee benefit plans and arrangements. You agree that the treatment of any equity-based compensation awards granted to You by Company under an equity agreement will be governed by the terms of such awards and such equity agreement. Following the Separation Date, the Company will not grant You any equity-based compensation awards.

4.  Release. In exchange for the Separation Payments, You release and discharge the Company2 from any and all claims, charges, or lawsuits of any kind or nature (and will not cause any action or claim to be commenced) based upon facts, transactions, or omissions that occurred on or before the date You sign this Agreement, arising out of Your employment or the cessation of Your employment, claims arising out of the Employee Retirement Income Security Act of 1974 (ERISA), 29 U.S.C. §§ 1001-1461, claims to stock options, claims to the vesting of stock options, claims arising out of or relating to equity or other ownership interest in the Company, claims for breach of contract, claims for tort, negligent hiring, negligent retention, negligent supervision, negligent training, employment discrimination, retaliation, or harassment, as well as any other statutory or common law claims, at law or in equity, recognized under any federal, state, or local law. You also release any claims for unpaid back pay, sick pay, vacation pay, expenses, bonuses, claims arising out of or relating to equity or other ownership interest in the Company, claims to commissions, attorneys’ fees, or any other compensation. You agree that You are not entitled to any additional payment or benefits from the Company, except as set forth in this Agreement or under an Equity Agreement. You further agree that You have suffered no harassment, retaliation, employment discrimination, or work-related injury or illness and that You do not believe that this Agreement is a subterfuge to avoid disclosure of sexual harassment or gender discrimination allegations or to waive such claims. You acknowledge and represent that You (i) have been fully paid (including, but not limited to, any overtime to which You are entitled, if any) for hours You worked for the Company, and (ii) do not claim that the Company violated or denied Your rights under the Fair Labor Standards Act. Notwithstanding the foregoing, the release of claims set forth in this Section does not waive (x) Your right to receive benefits under the Company’s 401(k) or other employee benefit plan, if any, that either (a) have accrued or vested prior to the Effective Date, or (b) are intended, under the terms of such plans, to survive Your separation from the Company, (y) Your rights to be indemnified under applicable law or Your indemnity agreement or any other indemnification arrangement or D&O insurance policy applicable to You or (z) Your rights to enforce this Agreement.

2 For purposes of Sections 4, 5 and 6 of this Agreement, the term “Company” includes the Company, the Company’s parents, subsidiaries, affiliates, and all related companies, as well as each of their respective current and former officers, directors, shareholders, members, managers, employees, agents, and any other representatives, any employee benefits plan of the Company, and any fiduciary of those plans, in each case, in their capacity as such.

5.  ADEA/OWBPA Waiver. By agreeing to this provision, You release and waive any right or claim against the Company1 arising out of Your employment or the termination of Your employment with the Company under the Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621 et seq. (“ADEA”), and the Older Workers Benefit Protection Act, 29 U.S.C. § 621 et seq. (“OWBPA”) (such release and waiver referred to as the “Waiver”). You understand and agree that, (i) this Agreement is written in a manner that You understand; (ii) You do not release or waive rights or claims that may arise after You sign this Agreement; (iii) You waive rights and claims You may have had under the OWBPA and the ADEA, but only in exchange for payments and/or benefits in addition to anything of value to which You are already entitled; (iv) You are advised to consult with an attorney before signing this Agreement; (v) You have [twenty-one (21)]/[forty-five (45)] calendar days from receipt of this Agreement to consider whether to sign it (the “Offer Period”). The Parties agree that the Company may revoke this offer at any time. However, if You sign before the end of the Offer Period, You acknowledge that Your decision to do so was knowing, voluntary, and not induced by fraud, misrepresentation, or a threat to withdraw, alter, or provide different terms prior to the expiration of the Offer Period. You agree that changes or revisions to this Agreement, whether material or immaterial, do not restart the running of the Offer Period; (vi) You have seven (7) calendar days after signing this Agreement to revoke this Agreement (the “Revocation Period”). If You revoke, the Agreement shall not be effective or enforceable and You shall not be entitled to the consideration set forth in this Agreement. To be effective, the revocation must be in writing and received by [TBD], prior to expiration of the Revocation Period; and (vii) this Waiver shall not become effective or enforceable until the Revocation Period has expired.

6.  Unknown Claims and Section 1542 Waiver. You expressly waive any and all rights that You may have under any state or local statute, executive order, regulation, common law and/or public policy related to unknown claims, including but not limited to California Civil Code Section 1542, which provides:

A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release, and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.

7.  No Admission of Liability. This Agreement is not an admission of liability by the Company.1 The Company denies any liability whatsoever. The Company enters into this Agreement to reach a mutual agreement concerning Your separation from the Company.

8.  Restrictive Covenants and Dispute Resolution. You acknowledge and agree that You continue to be subject to the provisions of Sections 15(c), 16 and 17 of the Employment Agreement, the terms of which survive Your separation from the Company and are incorporated herein mutatis mutandis.

9.  Return of Company Property. You shall immediately return to the Company all of the Company’s property, including, but not limited to, computers, computer equipment, office equipment, mobile phone, keys, passcards, credit cards, confidential or proprietary lists (including, but not limited to, customer, supplier, licensor, and client lists), tapes, laptop computer, electronic storage device, software, computer files, marketing and sales materials, and any other property, record, document, or piece of equipment belonging to the Company. You shall not (a) retain any copies of the Company’s property, including any copies existing in electronic form, which are in Your possession, custody, or control, or (b) destroy, delete, or alter any Company property, including, but not limited to, any files stored electronically, without the Company’s prior written consent. The obligations contained in this Section shall also apply to any property which belongs to a third party, including, but not limited to, (i) any entity which is affiliated or related to the Company, or (ii) the Company’s customers, licensors, or suppliers.

10.  Prohibited Post-Employment Activities. You acknowledge and agree that, effective as of the Separation Date: (a) You removed any reference to the Company as Your current employer from any source You control, either directly or indirectly, including, but not limited to, any Social Media such as LinkedIn, Facebook, Google+, Twitter and/or Instagram, and (b) You are not permitted to represent Yourself as currently being employed by the Company to any person or entity, including, but not limited to, on any Social Media. For purposes of this Section, “Social Media” means any form of electronic communication (such as Web sites for social networking and micro blogging) through which users create online communities to share information, ideas, personal messages and other content, such as videos.

11.  Entire Agreement. This Agreement, together with the provisions of the Employment Agreement incorporated herein, constitutes the entire agreement between the Parties. This Agreement supersedes any prior communications, agreements, or understandings, whether oral or written, between the Parties arising out of or relating to Your employment and the termination of that employment. Other than the terms of this Agreement, no other representation, promise, or agreement has been made with You to cause You to sign this Agreement.

12.  Non-Interference. Notwithstanding anything to the contrary set forth in this Agreement or in any other agreement between You and the Company, nothing in this Agreement or in any other agreement shall limit Your ability, or otherwise interfere with Your rights, to (a) file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission, or any other federal, state, or local governmental agency or commission (each a “Government Agency”), (b) communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company, (c) receive an award for information provided to any Government Agency, or (d) engage in activity specifically protected by Section 7 of the National Labor Relations Act, or any other federal or state statute or regulation.

13.  Voluntary Agreement. You acknowledge the validity of this Agreement and represent that You have the legal capacity to enter into this Agreement. You acknowledge and agree You have carefully read the Agreement, know and understand the terms and conditions, including its final and binding effect, and sign it voluntarily.

14.  Execution. This Agreement may be executed in one or more counterparts, including, but not limited to, facsimiles and scanned images, and it shall not be necessary that the signatures of all Parties hereto be contained on any one counterpart. Each counterpart shall for all purposes be deemed to be an original, and each counterpart shall constitute this Agreement.

14. Governing Law. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA WITHOUT REFERENCE TO PRINCIPLES OF CONFLICTS OF LAWS OF CALIFORNIA OR ANY OTHER JURISDICTION, AND, WHERE APPLICABLE, THE LAWS OF THE UNITED STATES.

If the terms set forth in this Agreement are acceptable, please initial each page, sign below and return the signed original to the [TBD], on or before the [21st][45th] day after You receive this Agreement. If the Company does not receive a signed original on or before the [21st][45th] day after You receive this Agreement, then this offer is revoked, and You shall not be entitled to the consideration set forth in this Agreement.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement to be effective as of the Effective Date.

Shift Technologies, Inc.	George Arison

By:

Its:	Date:

Date:

Exhibit D

Prior Materials

☐	No Prior Materials

☐	Prior Materials include:

25